Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-158444) and related Prospectus of Magellan Midstream Partners, L.P. for the registration of 39,623,943 common units representing limited partner interests and to the incorporation by reference therein of our report dated February 26, 2009 (except for the impact of the items described in Note 4, as to which the date is May 18, 2009), with respect to the consolidated financial statements of Magellan Midstream Partners, L.P., and our report dated February 26, 2009 (except for the impact of the items described in Note 2 in the ninth paragraph under the heading New Accounting Pronouncements, as to which the date is May 18, 2009), with respect to the consolidated balance sheet of Magellan GP, LLC, both of which are included in Magellan Midstream Partners, L.P.’s Form 8-K dated May 21, 2009 filed with the Securities and Exchange Commission, and our report dated February 26, 2009, with respect to the effectiveness of internal control over financial reporting of Magellan Midstream Partners, L.P., which is included in Magellan Midstream Partners, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

May 18, 2009